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                                                                   Exhibit 23.1



                         Independent Auditors' Consent


The Board of Directors of
Keryx Biopharmaceuticals, Inc.


We consent to the use of our report dated February 27, 2004, with respect to the consolidated balance sheets of Keryx Biopharmaceuticals, Inc. and subsidiaries, a development stage company, as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and for the period from December 3, 1996 to December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.



                                             /s/ KPMG LLP


New York, NY
April 14, 2004